Exhibit 99.1

Coldwater Creek Announces First Quarter 2011 Results

Sandpoint, Idaho, June 1, 2011 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended April 30, 2011.

First Quarter 2011 Operating Results

•                  Consolidated net sales were $179.8 million, compared with $243.1 million in the fiscal 2010 first quarter. Net sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, were $135.3 million versus $176.0 million in the same period last year, primarily reflecting a decrease in comparable premium store sales of 27.5 percent.  First quarter net sales from the direct segment, which includes internet, phone and mail orders, decreased 33.6 percent to $44.5 million from $67.1 million in the same period last year.

•                  Gross profit was $54.6 million, or 30.4 percent of net sales, compared with $90.9 million, or 37.4 percent of net sales, for the fiscal 2010 first quarter. The decline in gross profit margin was primarily due to deleveraging of our retail occupancy costs, and to a lesser extent, lower merchandise margins as a result of higher promotional activity.

•                  Selling, general and administrative expenses (SG&A) were $84.1 million, or 46.8 percent of net sales, compared with $86.5 million, or 35.6 percent of net sales, for the fiscal 2010 first quarter. The decrease in SG&A dollars was primarily due to lower employee related expenses, and lower other fixed and variable costs partially offset by slightly higher marketing expenses.

•                  Net loss was $30.0 million, or $0.32 per share, compared with a net income of $2.3 million, or $0.03 per diluted share, for the fiscal 2010 first quarter.

“Our first quarter results were in line with our revised expectations provided on May 17,” stated Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek. “We remain intently focused on reinventing our brand to provide a broader and more balanced assortment that consistently offers our customer the versatility she is looking for and caters to all aspects of her lifestyle.”

Balance Sheet

At April 30, 2011, cash totaled $24.0 million, as compared with $61.2 million at May 1, 2010.  Subsequent to quarter end, the Company generated net cash proceeds of $14.4 million from a new term loan secured by its owned corporate headquarters building and certain other assets.  Premium retail store inventory per square foot, including retail inventory in the distribution center, declined 7.9 percent as compared to the end of the first quarter last year.  Total inventory decreased 8.0 percent to $158.2 million from $172.0 million at the end of the first quarter last year.

Store Openings

The Company closed two premium retail stores during the fiscal 2011 first quarter, ending the quarter with 371 premium retail stores.  The Company plans to open approximately five new premium retail stores, which had previously been committed to, and close between 8 and 12 premium retail stores in fiscal 2011.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, June 1, 2011, at 4:30 p.m. (Eastern) to discuss fiscal 2011 first quarter results. The call will be simultaneously broadcast on the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com and will be archived from approximately one hour after the conference call until Wednesday, June 8, 2011. The replay can be accessed by dialing (877) 870-5176 and providing conference ID 372816. A replay and transcript of the call will also be available in the Investor Relations section of the Company’s Web site.

Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements with respect to our product assortment and planned retail store openings and closings.  These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  potential inability to attract and retain key personnel;

•                  our new design aesthetic may take longer to implement than expected or may not resonate with our core and target customer;

•                  difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings expectations will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•                  our credit facility may not be fully available due to borrowing base and other limitations;

•                  the risk that the benefits expected from our merchandising and design initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contacts:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

Web site:  www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data, store counts and square footage)

Statements of Operations:

	Three Months Ended
	April 30,	May 1,
	2011	2010

Net sales	$179,795	$243,086
Cost of sales	125,182	152,181
Gross profit	54,613	90,905
Selling, general and administrative expenses	84,109	86,454
Income (Loss) from operations	(29,496)	4,451
Interest, net, and other	(247)	(247)
Income (Loss) before income taxes	(29,743)	4,204
Income tax provision (benefit)	285	1,882
Net income (loss)	$(30,028)	$2,322
Net income (loss) per share - Basic	$(0.32)	$0.03
Weighted average shares outstanding - Basic	92,516	92,200
Net income (loss) per share - Diluted	$(0.32)	$0.03
Weighted average shares outstanding - Diluted	92,516	92,770

Supplemental Data:

	Three Months Ended
	April 30,	May 1,
	2011	2010
Segment net sales:
Retail	$135,262	$176,010
Direct	44,533	67,076
Total	$179,795	$243,086

	Three Months Ended
	April 30,	May 1,
	2011	2010
Operating statistics:
Catalogs mailed	24,131	24,823
Premium retail stores:
Opened	—	4
Closed	2	1
Count at end of the fiscal period	371	359
Square footage	2,172,735	2,120,241
Outlet stores:
Opened	—	—
Closed	—	1
Count at end of the fiscal period	39	35
Square footage	269,924	247,119
Spa stores:
Count at end of the fiscal period	9	9
Square footage	48,688	48,688

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	April 30,	January 29,	May 1,
	2011	2011	2010
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,046	$51,613	$61,209
Receivables	11,889	9,561	13,946
Inventories	158,190	156,481	172,004
Prepaid and other	10,778	12,217	18,630
Income taxes recoverable	—	1,489	10,208
Prepaid and deferred marketing costs	7,728	6,902	6,627
Deferred income taxes	6,339	6,029	6,938
Total current assets	218,970	244,292	289,562
Property and equipment, net	246,737	259,349	287,674
Deferred income taxes	1,829	1,915	—
Restricted cash	—	—	890
Other	1,183	1,167	1,465
Total assets	$468,719	$506,723	$579,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,581	76,354	$96,709
Accrued liabilities	78,688	81,605	77,971
Income taxes payable	3,386	—	—
Current deferred marketing fees and revenue sharing	4,363	4,487	4,961
Total current liabilities	158,018	162,446	179,641
Deferred rents	112,639	116,875	125,885
Capital lease obligations	12,161	12,241	11,738
Supplemental Employee Retirement Plan	10,110	10,013	9,377
Deferred marketing fees and revenue sharing	5,433	5,822	6,777
Deferred income taxes	5,524	5,524	6,621
Other	1,652	793	661
Total liabilities	305,537	313,714	340,700

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 92,541, 92,503 and 92,223 shares issued, respectively	925	925	922
Additional paid-in capital	125,996	125,795	125,144
Accumulated other comprehensive loss	(464)	(464)	(361)
Retained earnings	36,725	66,753	113,186
Total stockholders’ equity	163,182	193,009	238,891
Total liabilities and stockholders’ equity	$468,719	$506,723	$579,591

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended
	April 30,	May 1,
	2010	2010
Operating activities:
Net income (loss)	$(30,028)	$2,322
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	15,135	15,609
Stock-based compensation expense	606	858
Supplemental Employee Retirement Plan expense	139	187
Deferred income taxes	(224)	—
Valuation allowance adjustments	(501)	—
Net loss on asset dispositions	520	83
Other	5	(1)
Net change in current assets and liabilities:
Receivables	(2,328)	(7,969)
Inventories	(1,709)	(10,458)
Prepaid and other and income taxes recoverable	2,928	(6,630)
Prepaid and deferred marketing costs	(826)	(760)
Accounts payable	(6,591)	(3,259)
Accrued liabilities	(3,664)	(5,416)
Income taxes payable	3,386
Change in deferred marketing fees and revenue sharing	(513)	(626)
Change in deferred rents	(3,889)	958
Other changes in non-current assets and liabilities	744	(484)
Net cash used in operating activities	(26,810)	(15,586)

Investing activities:
Purchase of property and equipment	(1,359)	(7,405)
Proceeds from asset dispositions	235	4
Net cash used in investing activities	(1,124)	(7,401)

Financing activities:
Net proceeds from exercises of stock options and ESPP purchases	96	192
Change in vendor payment program	408	—
Payments on capital lease and other financing obligations	(137)	(590)
Tax witholding payments	—	(56)
Net cash provided by financing activities	367	(454)

Net decrease in cash and cash equivalents	(27,567)	(23,441)
Cash and cash equivalents, beginning	51,613	84,650
Cash and cash equivalents, ending	$24,046	$61,209